Ally Financial Inc.
200 Renaissance Center, M/C482-B16-C55 Detroit, MI. 48265

December 18, 2013

William Solomon

Re: Ally Financial Inc. Long-Term Equity Compensation Incentive Plan

Dear William:

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You have been granted an Award under the Ally Financial Inc. Long-Term Equity Compensation Incentive Plan (the “Plan”). The grant date of your Award is December 18, 2013 (“Grant Date”). A copy of the Plan is attached. Capitalized terms not defined in this Award Letter will have the meanings as defined in the Plan.

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Your Award is granted to you as a matter of separate inducement and is not in lieu of salary or other compensation for your services. By accepting this Award, you hereby consent to any and all Plan amendments, vesting restrictions, and/or any revision to any other term or condition of this Award Letter that may be required to comply with any Federal law or regulation that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, whether such amendments, restrictions and/or revisions are applied prospectively or retrospectively to this or prior Awards.

•	Your Award will become effective after you have signed and dated one copy of this Award Letter and have returned (all pages) of the signed copy to:

Thelma Socia
thelma.socia@ally.com
Phone: 313 656 6156

If you do not sign and return this Award Letter by close of business on February 1, 2014, then we will assume that you do not want this Award, and this Award will be null and void and without any further force or effect.

•
Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, your Award is an RSU Award of 12.8944444 Units. Because Title VII of the American Recovery and Reinvestment Act of 2009 currently limits the value of restricted stock that may be awarded to certain executives, the Committee reserves the right to adjust down the Units underlying this Award without your consent in order to comply with Federal law. If and when such an adjustment may be required, you will be notified in writing.

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Subject to requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, your RSU Award vests, as follows:

•	2/3 vests on December 18, 2015; and

•	1/3 vests on December 18, 2016.

Your non-forfeitable RSU Awards will be settled and paid as soon as practicable, but in no event later than 75 days following the date on which they become non-forfeitable; provided, however, that RSU payment is also subject to the Company’s repayment of its TARP financial assistance, as follows:

•	Upon repayment of at least 25% of TARP assistance, 25% of RSUs will be paid, if non-forfeitable

•	Upon repayment of at least 50% of TARP assistance, 50% of RSUs will be paid, if non-forfeitable

•	Upon repayment of at least 75% of TARP assistance, 75% of RSUs will be paid, if non-forfeitable

•	Upon repayment of at least 100% of TARP assistance, 100% of RSUs will be paid, if non-forfeitable

Amounts becoming payable upon satisfaction of the relevant TARP repayment threshold will be paid as soon as practicable thereafter, but in no event later than 75 days following such repayment.

•	The Committee reserves the right to change the Vesting Date or payment dates shown above in order to comply with Federal Law. If and when such change may be required, you will be notified in writing.

•
If your employment is terminated due to death or Disability, any unvested portion of your Award will become non-forfeitable immediately, and all non-forfeitable RSUs will be settled and paid in accordance with the Plan. You must designate a beneficiary using the Ally Long-Term Equity Compensation Incentive Plan (LTECIP) Beneficiary Designation Form located on the Ally HR Portal (included in this packet for your convenience). If no beneficiary is designated, or if the Company determines that the beneficiary designation is unclear, or that the designated beneficiary cannot be located, any payments as a result of your death will be made to your estate. The Ally LTECIP Beneficiary Form may also be used for any subsequent change in your beneficiary designation.

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If you reach age 65, or reach age 55 and have a combination of age and service to the Company and its Subsidiaries totaling 70 or more, and your employment terminates two years or more subsequent to Grant Date, other than for Cause, or due to a Change in Control or a Sale of a Business Unit, Ally’s Compensation, Nominating and Governance Committee may, for good cause, elect to continue to vest your Unvested Awards as if you had not terminated employment, provided that such Vesting shall not accelerate or change the Payment of any award; and that such continued Vesting and Payment fully complies with Internal Revenue Code Section 409A.

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To the extent not prohibited by the requirements of any Federal laws or regulations that may govern executive compensation, including but not limited to Title VII of the American Recovery and Reinvestment Act of 2009 and the Troubled Asset Relief Program, during the one-year period immediately following a Change-in-Control Date, 100% of your Unvested

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Award will immediately Vest on the date of your termination of employment by the Company without Cause.

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If your employment is terminated for any reason other than death or Disability or pursuant to the age and service provisions described above, or pursuant to the Change-in-Control provision described above, your entire unvested Award will be immediately forfeited.

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You understand and acknowledge that your Award is subject to the rules under Internal Revenue Code Section 409A, and that you agree and accept all risks (including increased taxes and penalties) resulting from Internal Revenue Code Section 409A.

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Your Award will be subject to and governed by the terms and conditions of this Award Letter and the Plan. As a Participant, you agree to abide by the terms and conditions of this Award Letter and the Plan. Please indicate your receipt of the Plan and your acceptance of and agreement to the terms and conditions of this Award Letter and the Plan, by signing in the indicated space below by February 1, 2014.

Sincerely yours,

James Duffy
Ally Group VP and Chief HR Officer

I ACCEPT AND AGREE TO BECOME A PARTICIPANT IN THE ALLY FINANCIAL INC. LONG-TERM EQUITY COMPENSATION INCENTIVE PLAN (“PLAN”) AND WILL ABIDE BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD LETTER.

/s/ William Solomon	January 31, 2014
Participant Signature (Required)	Date (Required)
William Solomon
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